SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15

     Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                       Commission File Number 000-28434

                                 Diatide, Inc.
     (Exact name of registrant as specified in its charter)

                                 9 Delta Drive
                             Londonderry, NH 03053
                                (603) 437-8970
              (Address, including zip code, and telephone number,
     including area code, of registrant's principal executive offices)

                        Common Stock ($.001 par value)
           (Title of each class of securities covered by this Form)

                                     None
     (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

               Please place an X in the box(es) to designate the
           appropriate rule provision(s) relied upon to terminate or
                       suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)      [X] Rule 12h-3(b)(1)(ii)   [ ]
     Rule 12g-4(a)(1)(ii)     [ ] Rule 12h-3(b)(2)(i)    [ ]
     Rule 12g-4(a)(2)(i)      [ ] Rule 12h-3(b)(2)(ii)   [ ]
     Rule 12g-4(a)(2)(ii)     [ ] Rule 15d-6             [ ]
     Rule 12h-3(b)(1)(i)      [X]

               Approximate number of holders of record as of the
                        certification or notice date: 1


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     Pursuant to the requirements of the Securities Exchange Act of 1934,
Diatide, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: November 2, 1999                  By:/s/ Robert A. Chabora
                                           _________________________________
                                           Name:  Robert A. Chabora
                                           Title: Director